As filed with the Securities and Exchange Commission on July 21, 2011.
Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SEACHANGE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3197974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Nagog Park
Acton, Massachusetts 01720
(978) 897-0100
(Address of Principal Executive Offices) (Zip Code)

2011 Compensation and Incentive Plan
(Full title of the plan)

William C. Styslinger, III
President, Chief Executive Officer and Chairman of the Board
SEACHANGE INTERNATIONAL, INC.
50 Nagog Park
Acton, Massachusetts 01720
(Name and address of agent for service)

(978) 897-0100
(Telephone number, including area code, of agent for service)

Copy to:

William B. Asher, Jr., Esq.
CHOATE, HALL & STEWART LLP
Two International Place
Boston, MA  02110
(617) 248-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Offering Price(1)(2)	Amount of Registration Fee(3)

2011 Compensation and Incentive Plan, Common Stock, $.01 par value	2,800,000 shares	$10.53	$29,484,000	$3,423.09

(1)
In addition to the 2,800,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of SeaChange International, Inc. (“SeaChange” or the “Company”) registered hereunder for issuance under SeaChange’s 2011 Compensation and Incentive Plan (the “2011 Plan”), this Registration Statement shall also cover (i) the number of shares of Common Stock that would have become available for issuance under SeaChange’s Amended and Restated 2005 Equity Compensation Incentive Plan (the “2005 Plan”) following the adoption of the 2011 Plan due to the expiration, termination, surrender or forfeiture of an award under the 2005 Plan, plus (ii) any additional shares of Common Stock which become issuable under the 2011 Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of the Company which results in an increase in the number of the Company’s outstanding shares of Common Stock.

(2)
The price of $10.53 per share, which is the average of the high and low sales prices per share of Common Stock on the Nasdaq Global Market on July 15, 2011 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Calculated pursuant to Section 6(b) of the Securities Act.

 PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PROSPECTUS

S-3 Reoffer Prospectus dated July 21, 2011

SEACHANGE INTERNATIONAL, INC.

2,800,000 Shares of Common Stock
Issuable under the 2011 Compensation and Incentive Plan

This Prospectus relates to the public resale, from time to time, of an aggregate of 2,800,000 shares (the “Shares”) of our Common Stock, $.01 par value (the “Common Stock”), by certain shareholders identified below in the section entitled “The Selling Shareholders.” These Shares may be acquired upon the exercise of stock options granted pursuant to our 2011 Compensation and Incentive Plan (the “Plan”), the vesting of restricted stock units granted pursuant to the Plan and the acquisition of Shares pursuant to other Awards granted under the Plan.

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares covered by this Prospectus.

We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the Nasdaq Global Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “SEAC.”  On July 15, 2011, the closing sale price of our Common Stock on the NASDAQ Global Select Market was $10.65 per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 21, 2011

PROSPECTUS TABLE OF CONTENTS

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The Selling Shareholders, from time to time, will offer to sell Shares of Common Stock only in jurisdictions where offers and sales are permitted.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Common Stock.  In this Prospectus, “SeaChange International,” “we,” “our” and “us” refer to SeaChange International, Inc.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

SEACHANGE INTERNATIONAL, INC.

SeaChange International, Inc. (“SeaChange”, “we” or “us”), a Delaware corporation founded on July 9, 1993, is a global leader in the delivery of multi-screen video. Our products and services facilitate the aggregation, licensing, storage, management and distribution of video, television programming and advertising content. We sell our products and services worldwide to cable system operators, including Cablevision, Comcast, Cox Communications, Virgin Media, and Rogers; telecommunications companies, including Telekom Austria, Turk Telekom and Verizon Communications; and broadcast television companies, including ABC Disney, Ascent Media, Clear Channel, China Central Television and Viacom  SeaChange is headquartered in Massachusetts and has product development, support and sales offices throughout the world.  For more information on SeaChange, visit www.schange.com.  SeaChange’s principal executive offices are located at 50 Nagog Park, Acton, Massachusetts 01720, telephone (978) 897-0100.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus includes certain statements of a forward-looking nature which reflect our current views relating to future events or our future financial performance.  These forward-looking statements are only predictions and are subject to risks and uncertainties, particularly the matters set forth in “Risk Factors” below, which could cause actual events or results to differ materially from historical results or those indicated by such forward-looking statements.  Any statements contained in this Prospectus that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or our future financial performance and are identified by words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “believe,” “estimate,” “potential,” or “continue” or other comparable terms or the negative of those terms.  Forward-looking statements in this Prospectus include certain statements regarding the effect of projected changes in our revenues, earnings and expenses, uncertainties from our ongoing evaluation of strategic options and the restructuring of our servers and storage business, exchange rate sensitivity, liquidity, product introductions, industry changes, general market conditions and certain legal claims against us.  Our actual future results may differ significantly from those stated in any forward-looking statements.  Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.  Factors that may cause such differences include, but are not limited to, the factors discussed below.  Each of these factors, and others, are discussed from time to time in our filings with the SEC.

RISK FACTORS

Our business is dependent on customers’ continued spending on video systems and services, and reductions by customers in spending adversely affect our business.

Our performance is dependent on customers’ continued spending for video systems and services.  Spending for these systems and services is cyclical and can be curtailed or deferred on short notice.  A variety of factors affect the amount of spending, and, therefore, our sales and profits, including:

•	general economic conditions;
•	customer specific financial or stock market conditions;
•	availability and cost of capital;
•	governmental regulation;
•	demand for services;
•	competition from other providers of video systems and services;
•	acceptance of new video systems and services by our customers; and
•	real or perceived trends or uncertainties in these factors.

Any reduction in spending by our customers would adversely affect our business.  We continue to have limited visibility into the capital spending plans of our current and prospective customers. Fluctuations in our revenue can lead to even greater fluctuations in our operating results. Our planned expense levels depend in part on our expectations of future revenue. Our planned expenses include significant investments, particularly within the research and development organization, which we believe are necessary to continue to provide innovative solutions to meet our current and prospective customers’ needs. As a result, it is difficult to forecast revenue and operating results. If our revenue and operating results are below the expectations of our investors and market analysts, it could cause a decline in the price of our common stock.

Our future success is dependent on the continued development of the video-on-demand market and if video-on-demand does not continue to develop, our business may not continue to grow.

A large portion of our revenue comes from sales and services related to our video-on-demand products. However, the video-on-demand market continues to develop as a commercial market, both within and outside North America. The potential size of the video-on-demand market and the timing of its development are uncertain. The success of this market requires that broadband system operators continue to upgrade their cable networks to support digital two-way transmission service and successfully market video-on-demand and similar services to their cable television subscribers. Some cable system operators, particularly outside of North America, are still in the early stages of commercial deployment of video-on-demand service to major residential cable markets and, accordingly, to date our digital video systems have been commercially available only to a limited number of subscribers. Also, the telecommunications companies have also begun to adapt their networks to support digital two-way transmission and begun marketing video-on-demand services. If cable system operators and telecommunications companies fail to make the capital expenditures necessary to upgrade their networks or determine that broad deployment of video-on-demand services is not viable as a business proposition or if our digital video systems cannot support a substantial number of subscribers while maintaining a high level of performance, our revenues will not grow as we have planned.

Our business is impacted by worldwide economic cycles, which are difficult to predict.

The global economy and financial markets experienced disruption in recent years, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. These economic developments and the rate of recovery from these developments affect businesses such as ours and those of our customers and vendors in a number of ways that could result in unfavorable consequences to us. A continued slow recovery from these events or further disruption and deterioration in economic conditions may reduce customer purchases of our products and services, thereby reducing our revenues and earnings. In addition, these events may, among other things, result in increased price competition for our products and services, increased risk in the collectability of our accounts receivable from our customers, increased risk in potential reserves for doubtful accounts and write-offs of accounts receivable, and higher operating costs as a percentage of revenues. We have taken actions to address the effects of the economic crisis and the slow recovery, including implementing cost control and reduction measures.  It is possible that we may need to take further cost control and reduction measures. We cannot predict whether these measures will be sufficient to offset certain of the negative trends that might affect our business.

We have taken measures to address the variability in the market for our products and services, which could have long-term negative effects on our business or impact our ability to adequately address a rapid increase in customer demand.

We have taken measures to address the variability in the market for our products and services. These measures include shifting more of our operations to lower cost regions, outsourcing manufacturing processes, implementing cost reduction programs, reducing the number of our employees, and reducing planned capital expenditures and expense budgets. We cannot ensure that the measures we have taken will not impair our ability to effectively develop and market products and services, to remain competitive in the industries in which we compete, to operate effectively, to operate profitably during slowdowns or to effectively meet a rapid increase in customer demand. These measures may have long-term negative effects on our business by reducing our pool of technical talent, decreasing or slowing improvements in our products and services, making it more difficult to hire and retain talented individuals and to quickly respond to customers or competitors in an upward cycle.

Our business is subject to uncertainties introduced by our ongoing evaluation of strategic options and the restructuring of our Servers and Storage business.

In December 2010, the Company announced that the Board of Directors had formed an Independent Advisory Committee to explore a broad range of business development and other initiatives, and the Independent Advisory Committee continues to evaluate a range of strategic options for the Company. The market price of our common stock could be subject to significant fluctuations in response to developments relating to this process or the public perception that developments may occur.

We have also incurred significant expenditures in connection with the previously-announced restructuring of our Servers and Storage business that resulted from our strategic review of this business.  The purpose of this restructuring was to align the cost structure of this business with its anticipated future revenue stream, which has been declining significantly over the past two years and which we anticipate may continue to decline as we transition to primarily a software business.  We cannot assure that the steps we have taken to restructure our Servers and Storage business are sufficient to enable this business to operate on a profitable basis or that we will not incur additional losses in this business in future periods.  As a result, we continue to evaluate future alternatives for our Servers and Storage business segment.  This ongoing evaluation may result in further restructuring of this business and may adversely affect our business by causing our customers to cancel or defer purchases of these products.

Because our customer base is highly concentrated among a limited number of large customers, the loss of or reduced demand by, or return of product by one of these customers, could have a material adverse effect on our business, financial condition and results of operations.

Our customer base is highly concentrated among a limited number of large customers, and, therefore, a limited number of customers account for a significant percentage of our revenues in any fiscal period. We generally do not have written agreements that require customers to purchase fixed minimum quantities of our products. Our sales to specific customers tend to vary significantly from year to year and from quarter to quarter depending upon these customers’ budgets for capital expenditures and our new product introductions. We believe that a significant amount of our revenues will continue to be derived from a limited number of large customers in the future. The loss of, reduced demand for products or related services by, or return of a product previously purchased by any of our major customers could have a material adverse effect on our business, financial condition and results of operations.

In addition, the industry has experienced consolidation among our customers which may cause delays or reductions in capital expenditure plans and/or increased competitive pricing pressures as the number of available customers decline and their relative purchasing power increases in relation to suppliers. Any of these factors could adversely affect our business.

Cancellation or deferral of purchases of our products or the return of previously purchased products could cause our operating results to be below the expectations of the public market stock analysts who cover our stock, resulting in a decrease in the market price of our common stock.

We derive a substantial portion of our revenues from purchase orders that exceed $1.0 million in value. Therefore, any significant cancellation or deferral of purchases of our products or the return of previously purchased products could have a material adverse effect on our business, financial condition and results of operations in any particular quarter due to the resulting decrease in revenue and gross margin and our relatively fixed costs. In addition, to the extent significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected because our operating costs and expenses are based, in part, on our expectations of future revenues, and we may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Because of these factors, in some future quarter our operating results may be below the expectations of public market analysts and investors which may adversely affect the market price of our common stock.

Timing of significant customer orders may cause our quarterly operating results to fluctuate, making period-to-period comparisons of our operating results less meaningful.

We have experienced significant variations in the revenue, expenses and operating results from quarter to quarter and these variations are likely to continue. We believe that fluctuations in the number and size of orders being placed from quarter to quarter are principally attributable to the buying patterns and budgeting cycles of broadband system operators, including telecommunications companies, and broadcast companies, the primary buyers of the digital video-on-demand, advertising and broadcast systems, respectively. We expect that there will continue to be fluctuations in the number and value of orders received. In addition, certain of our product sales are subject to acceptance by our customer, and the timing of customer acceptance may be subject to delay due to circumstances beyond our control. As a result, our results of operations have in the past and likely will, at least in the near future, fluctuate in accordance with this purchasing activity making period-to-period comparisons of our operating results less meaningful. In addition, because these factors are difficult for us to forecast, our business, financial condition and results of operations for one quarter or a series of quarters may be adversely affected and below the expectations of public market analysts and investors, resulting in a decrease in the market price of our common stock.

Due to the lengthy sales cycle involved in the sale of our products, our quarterly results may vary and should not be relied on as an indication of future performance.

Digital video-on-demand, advertising, movie and broadcast products are relatively complex and their purchase generally involve a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. Moreover, the purchase of these products typically requires coordination and agreement among a potential customer’s corporate headquarters and its regional and local operations. For these and other reasons, the sales cycle associated with the purchase of our digital video-on-demand, advertising, movie and broadcast products is typically lengthy and subject to a number of significant risks, including customers’ budgetary constraints and internal acceptance reviews, over which we have little or no control. Based upon all of the foregoing, we believe that our quarterly revenues and operating results are likely to vary significantly in the future, that period-to-period comparisons of our results of operations are not necessarily meaningful and that these comparisons should not be relied upon as indications of future performance.

If there were a decline in demand or average selling prices for our products, including our Video-On-Demand products and Advertising products, our revenues and operating results would be materially affected.

We expect our VOD and advertising products to continue to account for a significant portion of our revenues. Accordingly, a decline in demand or average selling prices for these products, whether as a result of new product introductions by others, price competition, technological change, inability to enhance the products in a timely fashion, or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to manage our growth and the related expansion in our operations effectively, our business may be harmed through a diminished ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees.

Our ability to successfully offer new products and services and implement our business plan in a rapidly evolving market requires effective planning and management. We are also continuing to transition towards greater reliance on our software products and services for an increased portion of our total revenue. In light of the growing complexities in managing our expanding portfolio of products and services, our anticipated future operations will continue to strain our operational and administrative resources. To manage future growth effectively, we must continue to improve our operational controls and internal controls over financial reporting, and to integrate the businesses we have acquired and our new personnel and to manage our expanding international operations. A failure to manage our growth may harm our business through a decreased ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees upon which our business is dependent.

Because our business is susceptible to risks associated with international operations, we may not be able to maintain or increase international sales of our products and services, and we may not realize the full amount of the anticipated savings in connection with our continued trend towards the manufacture and assembly of our products outside of North America and EMEA.

Our international operations are expected to continue to account for a significant portion of our business in the future. However, in the future we may be unable to maintain or increase international sales of our products and services. Our international operations are subject to a variety of risks, including:

•	difficulties in establishing and managing international distribution channels;

•	difficulties in selling, servicing and supporting overseas products and services and in translating products and services into foreign languages;

•	the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property;

•	multiple and possibly overlapping tax structures;

•	negative tax consequences such as withholding taxes and employer payroll taxes;

•	changes in labor laws and regulations affecting our ability to hire and retain employees; and economic or political changes in international markets.

We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.

To date, most of our revenues have been denominated in U.S. dollars, while a significant portion of our international expenses are incurred in the local currencies of countries in which we operate. Because a portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve, and they could have a material adverse impact on our financial results and cash flows. An increase in the value of the dollar could increase the real cost to our customers of our products in those markets outside the United States where we often sell in dollars, and a weakened dollar could increase local currency operating costs. In preparing our consolidated financial statements, certain financial information is required to be translated from foreign currencies to the United States dollar using either the spot rate or the weighted-average exchange rate. If the United States dollar changes relative to applicable local currencies, there is a risk our reported sales, operating expenses, and net income could significantly fluctuate. We are not able to predict the degree of exchange rate fluctuations, nor can we estimate the effect any future fluctuations may have upon our future operations.

Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights from third-party challenges.

Our success and ability to compete depends upon our ability to protect our proprietary technology that is incorporated into our products. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Although we have issued patents, we cannot assure that any additional patents will be issued or that the issued patents will not be invalidated. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise misappropriate and use our products or technology without authorization, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We may need to resort to litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. If competitors are able to use our technology, our ability to compete effectively could be harmed.

We have been and in the future could become subject to litigation regarding intellectual property rights, which could seriously harm our business and require us to incur significant legal costs to defend our intellectual property rights.

The industry in which we operate is characterized by vigorous protection and pursuit of intellectual property rights or positions, which on occasion, have resulted in significant and often protracted litigation. We have from time to time received, and may in the future receive, communications from third parties asserting infringements on patent or other intellectual property rights covering our products or processes. We are currently engaged in intellectual property litigation with Arris Group, Inc., and we may be a party to litigation in the future to enforce our intellectual property rights or as a result of an allegation that we infringe others’ intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement, as many of our commercial agreements require us to defend and/or indemnify the other party against intellectual property infringement claims brought by a third party with respect to our products. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. This possibility of multiple damages serves to increase the incentive for plaintiffs to bring such litigation. In addition, these lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention away from our operations.

Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. In addition, any potential intellectual property litigation also could force us to stop selling, incorporating or using the products that use the infringed intellectual property or obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, although this license may not be available on reasonable terms, or at all, or redesign those products that use the infringed intellectual property. If we are forced to take any of the foregoing actions, our business may be seriously harmed.

If content providers, such as movie studios, limit the scope of content licensed for use in the digital video-on-demand market, our business, financial condition and results of operations could be negatively affected because the potential market for our products would be more limited than we currently believe and have communicated to the financial markets.

The success of the video-on-demand market is contingent on content providers, such as movie studios, permitting their content to be licensed for use in this market. Content providers may, due to concerns regarding either or both marketing and illegal duplication of the content, limit the extent to which they provide content to the video-on-demand market. A limitation of content for the video-on-demand market would indirectly limit the market for our video-on-demand system which is used in connection with that market.

If we are unable to successfully introduce new products or enhancements to existing products, our financial condition and operating results may be adversely affected by a decrease in sales of our products.

Because our business plan is based on technological development of new products and enhancements to our existing products, our future success is dependent on our successful introduction of these new products and enhancements. In the future we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these and other new products and enhancements, or find that our new products and enhancements do not adequately meet the requirements of the marketplace or achieve market acceptance. Announcements of currently planned or other new product offerings may cause customers to defer purchasing our existing products. Moreover, despite testing by us and by current and potential customers, errors or failures may be found in our products, and, even if discovered, may not be successfully corrected in a timely manner. These errors or failures could cause delays in product introductions and shipments, or require design modifications that could adversely affect our competitive position. Currently, we are developing a new generation of products and systems to enable the delivery of video to multiple customer screens. Our inability to develop new products or enhancements on a timely basis or the failure of these new products or enhancements to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

Because we purchase certain material components used in manufacturing our products from sole suppliers and we use a limited number of third party manufacturers to manufacture our products, our business, financial condition and results of operations could be materially adversely affected by a failure of these suppliers or manufacturers.

Certain key components of our products are currently purchased from a sole supplier, including computer chassis, switching gear, an interface controller video transmission board, encoder and decoder hardware, and operating system and applications software. We have in the past experienced quality control problems, where products did not meet specifications or were damaged in shipping, and delays in the receipt of these components. These problems were generally of short duration and did not have a material adverse effect on our business and results of operations. However, we may in the future experience similar types of problems which could be more severe or more prolonged. While we believe that there are alternative suppliers available for these components, we believe that the procurement of these components from alternative suppliers could take up to a year. In addition, these alternative components may not be functionally equivalent or may be unavailable on a timely basis or on similar terms. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

In addition, we rely on a limited number of third parties who manufacture certain components used in our products. While to date there has been suitable third party manufacturing capacity readily available at acceptable quality levels, in the future there may not be manufacturers that are able to meet our future volume or quality requirements at a price that is favorable to us. Any financial, operational, production or quality assurance difficulties experienced by these third party manufacturers that result in a reduction or interruption in supply to us could have a material adverse effect on our business, financial condition and results of operations.

If we are not able to obtain necessary licenses or distribution rights for third-party technology at acceptable prices, or at all, our products could become obsolete or we may not be able to deliver certain product offerings.

We have incorporated third-party licensed technology into our current products and our product lines. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements or to provide specific solutions. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products or to obtain any new third-party licenses necessary to develop new products and product enhancements or provide specific solutions could require us to obtain substitute technology of lower quality or performance standards or at greater cost. Such inabilities could delay or prevent us from making these products or enhancements or providing specific solutions, which could seriously harm the competitiveness of our products.

If we are unable to successfully compete in our marketplace, our financial condition and operating results may be adversely affected.

We currently compete against companies offering video software and /or server platforms. In the digital advertisement insertion market, we compete against suppliers of both analog tape-based and digital systems. In addition, a number of well-funded companies have been discussing broadband internet VOD services for home television viewing. If these products are developed, they may be more cost effective than our VOD solutions, which could result in cable system operators and telecommunications companies discontinuing purchases of our on demand products.

Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including computer hardware and software companies and television equipment manufacturers, may enter those markets, thereby further intensifying competition. Increased competition could result in price reductions, cancellations of purchase orders, losses of business with current customers to competitors, and loss of market share which would adversely affect our business, financial condition and results of operations. Many of our current and potential competitors have greater financial, selling and marketing, technical and other resources than we do. Moreover, our competitors may also foresee the course of market developments more accurately than we. Although we believe that we have certain technological and other advantages over our competitors, realizing and maintaining these advantages will require a continued high level of investment by us in research and product development, marketing and customer service and support. In the future we may not have sufficient resources to continue to make these investments or to make the technological advances necessary to compete successfully with our existing competitors or with new competitors.

If we are unable to compete effectively, our business, prospects, financial condition and operating results would be materially adversely affected because of the difference in our operating results from the assumptions on which our business model is based.

If we fail to respond to rapidly changing technologies related to digital video, our business, financial condition and results of operations would be materially adversely affected because the competitive advantage of our products and services relative to those of our competitors would decrease.

The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Future technological advances in the television and video industries may result in the availability of new products or services that could compete with the solutions provided by us or reduce the cost of existing products or services, any of which could enable our existing or potential customers to fulfill their video needs better and more cost efficiently than with our products. Our future success will depend on our ability to enhance our existing digital video products, including the development of new applications for our technology, and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. In the future, we may not be successful in enhancing our digital video products or developing, manufacturing and marketing new products which satisfy customer needs or achieve market acceptance. In addition, there may be services, products or technologies developed by others that render our products or technologies uncompetitive, unmarketable or obsolete, or announcements of currently planned or other new product offerings either by us or our competitors that cause customers to defer or fail to purchase our existing solutions.

Our financial condition and results of operations could be materially adversely affected by the performance of the companies in which we have made and may in the future make equity investments.

We have made non-controlling equity investments in complementary companies, including On Demand Deutschland GmbH & Co. KG and Minerva Networks, Inc., and we may in the future make additional investments in these and/or other companies. These investments may require additional capital and may not generate the expected rate of return that we believed possible at the time of making the investment. This may adversely affect our financial condition or results of operations. Also, investments in development-stage companies may generate other than temporary declines in fair value of our investment that would result in impairment charges.

We may not fully realize the benefits of our acquisitions of eventIS Group B.V or VividLogic, Inc., and these and future acquisitions may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

As part of our business strategy, we have acquired and may in the future seek to acquire or invest in new businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions, including our acquisitions of eventIS Group B.V. and VividLogic, Inc. could create risks for us, including:

•
difficulties in assimilation of acquired personnel, operations, technologies or products which may affect our ability to develop new products and services and compete in our rapidly changing marketplace due to a resulting decrease in the quality of work and innovation of our employees upon which our business is dependent; and

•
adverse effects on our existing business relationships with suppliers and customers, which may be of particular importance to our business because we sell our products to a limited number of large customers, we purchase certain components used in manufacturing our products from sole suppliers and we use a limited number of third party manufacturers to manufacture our product.

In addition, if we consummate acquisitions through an exchange of our securities, our existing stockholders could suffer significant dilution. Acquisitions, even if successfully completed, may not generate any additional revenue or provide any benefit to our business.

We may make future acquisitions or enter into joint ventures that are not successful, which could seriously harm our business.

Historically, we have acquired technology or businesses to supplement and expand our product offerings. In the future, we could acquire additional products, technologies or businesses, or enter into joint venture arrangements, for the purpose of complementing or expanding our business as occurred with VividLogic Inc. in fiscal 2011, eventIS Group B.V. in fiscal 2010, Mobix Interactive Ltd. in fiscal 2009 and On Demand Deutschland GMBH in fiscal 2007. Negotiation of potential acquisitions or joint ventures and our integration of acquired products, technologies or businesses could divert management’s time and resources. Future acquisitions could cause us to issue equity securities that would dilute existing stockholders, incur contingent liabilities, amortize intangible assets, or write off in-process research and development and other acquisition-related expenses that could have a material adverse affect on our business, results of operations, cash flow and financial condition. We may not be able to properly integrate acquired products, technologies or businesses with our existing products and operations, train, retain and motivate personnel from the acquired businesses, or combine potentially different corporate cultures. Failure to do so could deprive us of the intended benefits of those acquisitions. In addition, we may be required to write-off acquired research and development if further development of purchased technology becomes unfeasible, which may adversely affect our business, results of operations, cash flow and financial condition.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

Under accounting principles generally accepted in the United States, we review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or other intangible assets may not be recoverable include declines in our stock price and market capitalization, or future cash flows projections. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on projections of future operating performance. We operate in highly competitive environments and projections of future operating results and cash flows may vary significantly from actual results. We may be required to record a significant noncash charge to earnings in our financial statements during the period in which any impairment of our goodwill or other intangible assets is determined.

We may experience risks in our investments due to changes in the market, which could adversely affect the value or liquidity of our investments.

We maintain a portfolio of cash equivalents and short-term and long-term investments in a variety of securities which may include commercial paper, certificates of deposit, money market funds and government debt securities. These available-for-sale investments are subject to interest rate risk and may decline in value if market interest rates increase. These investments are subject to general credit, liquidity, market and interest rate risks. As a result, we may experience a reduction in value or loss of liquidity of our investments. In addition, should any investment cease paying or reduce the amount of interest paid to us, our interest income would suffer. These market risks associated with our investment portfolio may have a negative adverse effect on our results of operations, liquidity and financial condition.

The success of our business model could be influenced by changes in the regulatory environment, such as changes that either would limit capital expenditures by television, cable or telecommunications operators or reverse the trend towards deregulation in the industries in which we compete.

The telecommunications and television industries are subject to extensive regulation which may limit the growth of our business, both in the United States and other countries. The growth of our business internationally is dependent in part on deregulation of the telecommunications industry abroad similar to that which has occurred in the United States and the timing and magnitude of which is uncertain. Broadband system operators are subject to extensive government regulation by the Federal Communications Commission and other federal and state regulatory agencies. These regulations could have the effect of limiting capital expenditures by broadband system operators and thus could have a material adverse effect on our business, financial condition and results of operations. The enactment by federal, state or international governments of new laws or regulations, changes in the interpretation of existing regulations or a reversal of the trend toward deregulation in these industries could adversely affect our customers, and thereby materially adversely affect our business, financial condition and results of operations.

We may not be able to hire and retain highly skilled employees, particularly which could affect our ability to compete effectively because our business is technology-based.

Our success depends to a significant degree upon the continued contributions of our key personnel, many of whom would be difficult to replace. We believe that our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, customer service, selling and marketing, finance, administrative and manufacturing personnel, as our business is technology-based. Because competition for these personnel is intense, we may not be able to attract and retain qualified personnel in the future. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly software engineers and sales personnel could have a material adverse effect on our business, financial condition and results of operations because our business is technology-based.

We may have additional tax liabilities.

We are subject to income taxes in both the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on our income tax provision, net income, or cash flows in the period or periods for which that determination is made.

In addition, we are subject to sales, use and similar taxes in many countries, jurisdictions and provinces, including those states in the United States where we maintain a physical presence or have a substantial nexus. These taxing regimes are complex. For example, in the United States, each state and local taxing authority has its own interpretation of what constitutes a sufficient physical presence or nexus to require the collection and remittance of these taxes. Similarly, each state and local taxing authority has its own rules regarding the applicability of sales tax by customer or product type.

System errors, failures, or interruptions could cause delays in shipments, require design modifications or replacements which may have a negative impact on our business and damage our reputation and customer relationships.

System errors or failures may adversely affect our business, financial condition and results of operations. Despite our testing and testing by current and potential customers, not all errors or failures may be found in our products or, if discovered, successfully corrected in a timely manner. Notwithstanding our efforts to the contrary, our products and business may be subject to unauthorized access which could also result in errors or failures in our products, or the dissemination of confidential information. These errors or failures could cause delays in product introductions and shipments, require design modifications that could adversely affect our competitive position or result in material liability to us. Further, some errors may not be detected until the systems are deployed. In such a case, we may have to undertake major replacement programs to correct the problem. Our reputation may also suffer if our customers view our products as unreliable or our systems as unsecure, whether based on actual or perceived errors or failures in our products or our systems.

Further, a defect, error or performance problem with our on-demand systems could cause our customers’ VOD offerings to fail for a period of time or be degraded. Any such failure would cause customer service and public relations problems for our customers. As a result, any failure of our customers’ systems caused by our technology, including the failure of third party technology incorporated therein or therewith, could result in delayed or lost revenue due to adverse customer reaction, negative publicity regarding us and our products and services and claims for substantial damages against us, regardless of our responsibility for such failure. Any claim could be expensive and require us to spend a significant amount of resources. In circumstances where third party technology incorporated with or in our systems includes a defect, error or performance problem or fails for any reason, we may have to replace such third party technology at our expense and be responsible to our customers for their corresponding claims. Such replacements or claims could be expensive and could require us to spend a significant amount of resources.

Our stock price may be volatile.

Historically, the market for technology stocks has been extremely volatile. Our common stock has experienced, and may continue to experience, substantial price volatility. The occurrence of any one or more of the factors noted above could cause the market price of our common stock to fluctuate. In the past couple of years, the stock market in general, and the NASDAQ Stock Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such companies.

Any weaknesses identified in our system of internal controls by us and our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 could have an adverse effect on our business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their systems of internal control over financial reporting. In addition, our independent registered public accounting firm must report on its evaluation of those controls. In future periods, we may identify deficiencies, including as a result of the loss of the services of one or more of our key personnel, in our system of internal controls over financial reporting that may require remediation. There can be no assurances that any such future deficiencies identified may not be significant deficiencies or material weaknesses that would be required to be reported in future periods.

USE OF PROCEEDS

SeaChange will not receive any proceeds from the sale of the Shares covered by this Prospectus.  While SeaChange will receive sums upon the exercise of options by the Selling Shareholders, SeaChange currently has no plans for their application, other than for general corporate purposes.  SeaChange cannot assure you that any such options will be exercised.

THE SELLING SHAREHOLDERS

Certain affiliates of SeaChange (the “Selling Shareholders”) set forth below may receive options or Awards under the Plan in the future and upon exercise of such options or acquisition and vesting of Shares pursuant to Awards will receive Shares which may be sold.  Certain Selling Shareholders may also receive stock or other Awards pursuant to the Plan which may be sold upon vesting.

The following table sets forth:  (i) the name of the Selling Shareholders, (ii) his or her position(s), office or other material relationship with SeaChange and its predecessors and affiliates over the past three years, (iii) the number of shares of Common Stock owned by each Selling Shareholder as of this Prospectus and prior to the offering.

NAME	POSITION WITH SEACHANGE	NUMBER OF SHARES/ PERCENTAGE OF COMMON STOCK PRIOR TO OFFERING (BOTH HELD DIRECTLY OR INDIRECTLY)(1)
William C. Styslinger, III(2)(3)	President, CEO and Chairman of the Board	2,150,164	6.6%
Mary Palermo Cotton(2)	Director	54,500	*
Peter Feld(2)(4)	Director	2,639,342	8.2%
Thomas F. Olson(2)	Director	66,500	*
Raghu Rau(2)	Director	66,500	*
Carlo Salvatori(2)	Director	16,000	*
Edward Terino(2)	Director	16,000	*
Carmine Vona(2)	Director	81,387	*

*     Less than 1%.

(1)  Applicable percentage of ownership is based on 32,178,510 shares of Common Stock of SeaChange outstanding as of July 15, 2011 plus any outstanding stock options which may be exercised by each such stockholder within 60 days of July 15, 2011 or any restricted stock units held by such stockholder that will vest within 60 days of July 15, 2011.

(2)  As of the date of this Prospectus, Mr. Styslinger has been granted Awards for restricted stock units under the Plan for 161,694 shares of Common Stock, none of which restricted stock units are scheduled to vest within 60 days of July 15, 2011.  At this time, none of the other Selling Shareholders have received options, restricted stock units or other Awards under the Plan.  As part of this Prospectus, SeaChange is registering 2,800,000 Shares for the account of any recipient (including the Selling Shareholders) of options, restricted stock units or other Awards in connection with grants under the Plan.  There can be no assurances that any Selling Shareholder will receive or sell all or any of the Shares registered pursuant to this Prospectus.  If a Selling Shareholder intends to sell Shares pursuant to this Prospectus, a post-effective amendment may be filed prior to such sale.

(3)  Includes (i) 17,500 shares of common stock owned by Merrill Lynch, Trustee f/b/o William C. Styslinger, III, IRA and (ii) 171,500 shares of common stock owned by CGM IRA Rollover Custodian f/b/o William C. Styslinger, III, IRA.  Excludes (i) 86,429 shares of common stock owned by Charles Jankovski as Trustee of The Styslinger Family Trust; (ii) 49,295 shares of common stock owned by his wife, Joyce Styslinger; and (iii) 29,500 shares of Common Stock owned by his daughter, Kimberly J. Styslinger. Mr. Styslinger disclaims beneficial ownership of the shares held by The Styslinger Family Trust; by his wife, Joyce Styslinger; and by his daughter, Kimberly J. Styslinger.

(4)  Includes 2,252,822 shares held by Starboard Value and Opportunity Fund Ltd (“Value and Opportunity Fund”) and 386,250 shares held by Starboard Value LP (“Starboard Value LP”).  Mr. Feld may be deemed to share beneficial ownership and voting and dispositive control of such shares due to Mr. Feld’s status as a member of Starboard Principal Co GP LLC (“Principal Co GP”), the general partner of Starboard Principal Co LP (“Principal Co”), and as a member of the Management Committees of Principal Co GP and Starboard Value GP LLC (“Starboard Value GP”), the general partner of Starboard Value LP.  Mr. Feld expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

PLAN OF DISTRIBUTION

The Selling Shareholders have not advised SeaChange of any specific plan for the sale or distribution of the Shares.  If and when they occur, such sales may be made in any of the following manners:

•
On the NASDAQ Global Select Market (or through the facilities of any other national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	In public or privately negotiated transactions;

•	In transactions involving principals or brokers;

•	In a combination of such methods of sale; or

•	Any other lawful methods.

Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

When offering the Shares covered by this Prospectus, each of the Selling Shareholders and any broker-dealers who sell the Shares for the Selling Shareholders may be “underwriters” within the meaning of the Securities Act, and any profits realized by such Selling Shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions.  Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus.  The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf.  In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

Each of the Selling Shareholders is acting independently of SeaChange in making decisions with respect to the timing, manner and size of each sale of Shares.  SeaChange has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Shareholder and any broker-dealer or agent.

To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Shareholders, will be set forth in a Prospectus Supplement.

The expenses of preparing and filing this Prospectus and the related Registration Statement with the SEC will be paid entirely by SeaChange.  Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus.  The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including without limitation, Rule 10b-5 thereunder.

Neither SeaChange nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

LEGAL MATTERS

Certain legal matters with respect to the issuance of the Shares offered in this Prospectus will be passed upon for SeaChange by Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts  02110.

EXPERTS

The audited financial statements, schedules, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed by SeaChange with the SEC are incorporated in this Registration Statement by reference as of their respective dates:

(a)	SeaChange’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed on April 14, 2011 (File No. 000-21393);

(b)
SeaChange’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011, filed on June 9, 2011 (File No. 000-21393); and SeaChange’s Current Reports on Form 8-K filed on March 18, 2011, May 5, 2011 and June 9, 2011 (File No. 000-21393); and

(c)
The section entitled “Description of Registrant’s Securities to be Registered” contained in SeaChange’s Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 18, 1996 (File No. 000-21393).

All documents subsequently filed with the SEC by SeaChange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

SeaChange will provide to any person, including any beneficial owner of its securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus.  You may make such requests at no cost to you by writing or telephoning SeaChange at the following address or number:

SeaChange International, Inc.
50 Nagog Park
Acton, Massachusetts  01720
Phone:  (978) 897-0100

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and accordingly file reports, proxy statements and other information with the SEC.  Reports, proxy statements and other information filed by SeaChange may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.  Our Common Stock is traded on the NASDAQ Global Select Market.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act with respect to the shares of our Common Stock offered hereby.  This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information about us and the Shares of our Common Stock offered hereby, we refer you to the Registration Statement and the exhibits and schedules filed thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person who is delivered a Prospectus, on written or oral request, a copy of any or all of the documents incorporated by reference in this document, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents.  Requests for copies should be directed to Investor Relations, SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts 01720, Telephone:  (978) 889-3030.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law and our Certificate of Incorporation provide for indemnification of our directors and officers for liabilities and expenses that they may incur in those capacities.  In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of SeaChange, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.  We refer you to our Amended and Restated Certificate of Incorporation filed as Exhibit 3.3 to our Registration Statement on Form S-1 filed with the SEC on November 4, 1996 (File No. 333-12233) and the amendment thereto filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q filed with the SEC on December 15, 2000 (File No. 000-21393).

We maintain directors’ and officers’ liability insurance to insure our directors and certain officers against certain liabilities and expenses which arise out of or in connection with their capacities as directors and officers.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference as of their respective dates:

(a)	SeaChange’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed on April 14, 2011 (File No. 000-21393);

(b)
SeaChange’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011, filed on June 9, 2011 (File No. 000-21393); and SeaChange’s Current Reports on Form 8-K filed on March 18, 2011, May 5, 2011 and June 9, 2011 (File No. 000-21393); and

(c)
The section entitled “Description of Registrant’s Securities to be Registered” contained in SeaChange’s Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 18, 1996 (File No. 000-21393).

All documents subsequently filed with the SEC by SeaChange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law and our Certificate of Incorporation provide for indemnification of our directors and officers for liabilities and expenses that they may incur in those capacities.  In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of SeaChange, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.  We refer you to our Amended and Restated Certificate of Incorporation filed as Exhibit 3.3 to our Registration Statement on Form S-1 filed with the SEC on November 4, 1996 (File No. 333-12233) and the amendment thereto filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q filed with the SEC on December 15, 2000 (File No. 000-21393).

We maintain directors’ and officers’ liability insurance to insure our directors and certain officers against certain liabilities and expenses which arise out of or in connection with their capacities as directors and officers.

ITEM 8.  EXHIBITS

Exhibit No.	Description of Exhibit

Exhibit 4.1
Specimen certificate representing the Common Stock of SeaChange (filed as Exhibit 4.1 to SeaChange’s Registration Statement on Form S-1 previously filed with the SEC on November 4, 1996 (File No. 333-12233) and incorporated herein by reference).

Exhibit 4.2
Amended and Restated Certificate of Incorporation of SeaChange (filed as Exhibit 3.3 to SeaChange’s Registration Statement on Form S-1 previously filed with the SEC on November 4, 1996 (File No. 333-12233) and incorporated herein by reference).

Exhibit 4.3
Certificate of Amendment, filed May 25, 2000 with the Secretary of State of Delaware, to the Amended and Restated Certificate of Incorporation of SeaChange (filed as Exhibit 4.1 to SeaChange’s Quarterly Report on 10-Q previously filed with the SEC on December 15, 2000 (File No. 000-21393) and incorporated herein by reference).

Exhibit 4.4
Amended and Restated By-Laws of SeaChange (filed as Exhibit 3.1 to SeaChange’s Current Report on Form 8-K previously filed with the SEC on January 25, 2011 (File No. 000-21393) and incorporated herein by reference).

Exhibit 4.5
2011 Compensation and Incentive Plan (filed as Appendix A to SeaChange’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 31, 2011 (File No. 000-21393) and incorporated herein by reference).

Exhibit 5.1	Opinion of Choate, Hall & Stewart LLP.

Exhibit 23.1	Consent of Grant Thornton LLP.

Exhibit 23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

ITEM 9.  UNDERTAKINGS.

(a)	SeaChange hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
SeaChange hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of SeaChange’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SeaChange pursuant to applicable indemnification provisions, SeaChange has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by SeaChange of expenses incurred or paid by a director, officer or controlling person of SeaChange in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, SeaChange will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Acton, Commonwealth of Massachusetts on July 20, 2011.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Kevin M. Bisson
Kevin M. Bisson
Senior Vice President, Finance and Administration,
Chief Financial Officer, Secretary and Treasurer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints William C. Styslinger, III and Kevin M. Bisson, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.

Signature	Title	Date

/s/ William C. Styslinger, III	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	July 20, 2011
William C. Styslinger, III

/s/ Kevin M. Bisson	Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	July 20, 2011
Kevin M. Bisson

/s/ Mary Palermo Cotton	Director	July 20, 2011
Mary Palermo Cotton

/s/ Peter Feld	Director	July 20, 2011
Peter Feld

/s/ Thomas F. Olson	Director	July 20, 2011
Thomas F. Olson

/s/ Raghu Rau	Director	July 20, 2011
Raghu Rau

/s/ Edward Terino	Director	July 20, 2011
Edward Terino

/s/ Carlo Salvatori	Director	July 20, 2011
Carlo Salvatori

/s/ Carmine Vona	Director	July 20, 2011
Carmine Vona

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

Exhibit 4.1
Specimen certificate representing the Common Stock of SeaChange (filed as Exhibit 4.1 to SeaChange’s Registration Statement on Form S-1 previously filed with the SEC on November 4, 1996 (File No. 333-12233) and incorporated herein by reference).

Exhibit 4.2
Amended and Restated Certificate of Incorporation of SeaChange (filed as Exhibit 3.3 to SeaChange’s Registration Statement on Form S-1 previously filed with the SEC on November 4, 1996 (File No. 333-12233) and incorporated herein by reference).

Exhibit 4.3
Certificate of Amendment, filed May 25, 2000 with the Secretary of State of Delaware, to the Amended and Restated Certificate of Incorporation of SeaChange (filed as Exhibit 4.1 to SeaChange’s Quarterly Report on 10-Q previously filed with the SEC on December 15, 2000 (File No. 000-21393) and incorporated herein by reference).

Exhibit 4.4
Amended and Restated By-Laws of SeaChange (filed as Exhibit 3.1 to SeaChange’s Current Report on Form 8-K previously filed with the SEC on January 25, 2011 (File No. 000-21393) and incorporated herein by reference).

Exhibit 4.5
2011 Compensation and Incentive Plan (filed as Appendix A to SeaChange’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 31, 2011 (File No. 000-21393) and incorporated herein by reference).

Exhibit 5.1	Opinion of Choate, Hall & Stewart LLP.

Exhibit 23.1	Consent of Grant Thornton LLP.

Exhibit 23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).